Exhibit 5.1

Opinion of Katten Muchin Rosenman LLP, the legal counsel to the Company

May 23, 2024

Information Services Group, Inc.

2187 Atlantic Street

Stamford, CT 06902

Ladies and Gentlemen:

We have acted as counsel to Information Services Group, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Act”), of the issuance and sale by the Company of up to an additional 1,900,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the Information Services Group, Inc. Amended and Restated 2007 Equity and Incentive Award Plan, as amended (the “Incentive Plan”), pursuant to the share recycling provisions set forth in Section 3 thereof. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon an executed copy of a certificate of Michael A. Sherrick, Executive Vice President and Chief Financial Officer of the Company, dated of even date herewith (the “Officer’s Certificate”). We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

1. the Registration Statement and all exhibits thereto;

2. a copy of the Incentive Plan, as certified in the Officer’s Certificate;

3. a copy of the Fourth Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on May 22, 2024;

4. a copy of the Amended and Restated Bylaws of the Company (including all amendments thereto), as certified in the Officer’s Certificate;

5. records of proceedings and actions of the Board of Directors, committees thereof and stockholders of the Company relating to the Incentive Plan, as certified in the Officer’s Certificate; and

6. such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed at all applicable times the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. With respect to documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power and authority, corporate or other, to enter into and perform all obligations thereunder and have also assumed the valid existence of such parties, the due authorization by all requisite action, corporate or other of, and execution and delivery by, such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that, at the time of issuance of any of the Shares, (i) the Shares were previously withheld to pay tax withholding obligations and remain available for further award under the Incentive Plan, (ii) the forms of any and all agreements related to the issuance of the Shares under the Incentive Plan will have been approved by the Board of Directors or the Committee (as defined in the Plan), will be consistent with terms of the Incentive Plan, and will have been duly executed and delivered by the Company and, as applicable, the recipients of the Shares, (iii) the Committee (as defined in the Incentive Plan) will have approved the issuance of any awards under the Incentive Plan with respect to the Shares, and (iv) any cash consideration payable to the Company in connection with the issuance of any of the Shares will not be less than the par value per share of the Common Stock.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized for issuance, and when the Shares are issued and delivered by the Company and (to the extent applicable) paid for in accordance with the terms of the Incentive Plan and the relevant award agreements and the Shares have been registered and issued electronically by the transfer agent and registrar for the Common Stock, the Shares will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualification that we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Shares and/or antidilution adjustments to outstanding securities of the Company, may cause the awards currently outstanding under the Incentive Plan to be exercisable or redeemable for more shares of Common Stock than the number that then remain authorized but unissued.

Our opinion expressed above is limited to the Delaware General Corporation Law, and we do not express any opinion concerning any other laws. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the present laws of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP